EXHIBIT 99.1

CPI Corp.
news for immediate release  FOR RELEASE March 30, 2006

FOR FURTHER INFORMATION, CONTACT:
NAME              Jane Nelson                                       FROM                   CPI Corp.
ADDRESS        1706 Washington Avenue              CITY                      St. Louis
STATE, ZIP      Missouri 63103          TELEPHONE        (314) 231-1575

CPI CORP. ANNOUNCES FOURTH QUARTER
AND FISCAL 2005 RESULTS

Key Highlights

•	Fourth quarter EPS rises 12% to $1.84 versus $1.65 last year.
•	Full year 2005 EPS improves to $0.81 versus 2004 loss per diluted share of ($2.35).
•	Fourth quarter and full year 2005 sales increase 3.5% and 3.6%, respectively compared to comparable prior year periods.
•	2005 adjusted EBITDA improves 31% to $36.2 million from $27.6 million in 2004.
•	Subsequent to year-end, on February 8, 2006, the Company repurchased nearly 1.7 million shares, or 21% of outstanding shares, via a Dutch Auction tender offer at $19.50 per share.
•	Capital expenditures totaled $20.2 million in 2005 due principally to the digital conversion and the addition of 32 studios. Capital expenditures are forecasted not to exceed $5 million in 2006.

St. Louis, MO, March 30, 2006 - CPI Corp. (NYSE - CPY) today reported earnings per share increased 12% to $1.84 per diluted share for the 12-week fourth quarter ended February 4, 2006 compared to earnings per share of $1.65 per diluted share reported in the comparable quarter of fiscal 2004. Net income for the same periods increased to $14.6 million in 2005 from $12.8 million in 2004.

Net sales for the fourth quarter of 2005 increased $3.5 million, or approximately 3.5%, to $103.0 million from the $99.5 million reported in the fourth quarter of 2004. The 2005 fourth quarter sales performance was the result of a 25% increase in average sale per customer sitting partially offset by a 17% decline in sittings. Fourth quarter 2005 reported sales were negatively impacted by approximately $5.0 million or 5% due to customary adjustments required to reflect sales in accordance with the Company’s revenue recognition policy. This policy requires sales to be recorded when portraits are delivered to customers rather than at the time of the customer sitting when the amounts due from the session are generally collected. As discussed in previous releases, the Company’s digital conversion has accelerated delivery of portraits and consequently reduced deferrals of portrait sales to subsequent accounting periods. Since the latter part of the Company’s third quarter is historically a high volume period, the lower deferral of revenues into the fourth quarter of 2005 versus 2004 had a positive effect on third quarter reported sales and a corresponding negative effect on reported fourth quarter sales. In addition, the fourth quarter of 2005 includes approximately $1.2 million in sales related to new studios opened throughout fiscal 2005. During fiscal 2005, the Company opened new, all-digital, portrait studios in 28 Sears Essentials and 4 Sears Grand formats.

The Company believes that its significant increase in average sale per customer sitting in the fourth quarter of 2005 is principally attributable to its customers’ positive response to the differentiated value proposition created in the new digital studio environment. This has resulted in an expanded assortment and related increased sales of higher-value, new and specialty products and services, as well as additional on-site printing and digital enhancement fees.

The rate of sittings decline slowed in the Company’s fourth quarter of 2005 to 17% compared to the immediately preceding third quarter in which the Company reported an approximate 25% decline in sittings. The impact of deferral accounting as discussed above is also reflected in the reported sit decline which would have been approximately 5% lower in the fourth quarter of 2005 absent the material change in backlog. Consistent with our second and third quarter discussions, the Company’s marketing program has undergone extensive changes designed to transition to everyday value, reduce dependence on coupons and promotional activity and prepare the way for a significant repositioning of the Sears Portrait Studio brand in conjunction with the completion of the digital rollout. At the same time, the Company has broadly tested various offer changes, including higher prices, designed to reflect the differentiated value proposition offered in its digital studios. While positively impacting average transaction size, these offer changes have resulted in the loss of more price-sensitive customers to lower-priced competitors.

Preliminary net sales for the first seven weeks of fiscal 2006, which ended on March 25, 2006 represent an approximate 8% decrease versus the comparable period ended March 26, 2005. These 2006 versus 2005 sales comparisons, however, are significantly negatively impacted by the timing of Easter, a seasonally-important time for portraiture sales, which falls three weeks later in the current year. Historically, the highest volume of Easter-related sales takes place in the three-week period immediately preceding Easter. In 2005, Easter fell on March 27, 2005 while in 2006 it falls on April 16, 2006. Accordingly, the sales results for the seven weeks ended March 26, 2005 include significant amounts of Easter-related sales while the comparable seven-week period in 2006 includes substantially less such sales as Easter falls three weeks later in 2006. Preliminary net sales week-to-date through March 29, 2006 for the Company’s eighth week ending April 1, 2006, the third week prior to Easter, represents an approximate 14% increase over the comparable period of 2005. In comparison to the same period of fiscal 2004 when Easter fell on April 11, 2004, one week earlier than it falls in 2006, preliminary net sales for the seven weeks ended March 25, 2006 represents an approximate 2% increase over the comparable seven weeks ended March 27, 2004.

Income from operations for the fourth quarter of 2005 was $24.4 million compared to $21.3 million in the comparable quarter of the prior year. The $3.1 million increase in income from operations is primarily the result of a $3.5 million increase in sales and a $2.0 million decrease in cost of sales partially offset by a $1.7 million increase in selling, general and administrative expenses and a $751,000 increase in depreciation and amortization.

The decrease in cost of sales, despite higher sales, resulted principally from lower overall production levels due to the decline in sittings, higher prices and savings on film and shipping costs that resulted directly from the digital conversion. In addition, the Company incurred lower workers compensation costs in the fourth quarter of 2005 versus 2004. These decreases were partially offset by increased costs associated with the production of new and specialty products not previously available in the analog film environment. Selling, general and administrative expenses increased primarily as a result of increases in studio employment costs of $1.3 million, advertising costs of $678,000, incentive compensation accruals of $635,000 and sales commissions paid to Sears of $460,000 partially offset by decreases in numerous other expense categories, all resulting from the Company’s ongoing cost containment efforts. The $1.3 million increase in studio employment costs, which is net of an approximate $776,000 favorable impact relating to changes in the Company’s backlog of undelivered portraits, resulted principally from additional labor hours incurred to service holiday customers all the way through Christmas Eve as well as conduct various customer outreach activities throughout the holiday period. In addition, the fourth quarter of 2005 included $453,000 of labor costs associated with the 32 new studio openings in 2005. The increase in advertising costs in the fourth quarter, essentially a shift of spending from third quarter, was a planned response to an anticipated shift in the timing of customers’ holiday portrait purchases due to the shorter order fulfillment lead times made possible by the digital conversion. Among other things, significant spending was focused on notifying certain seasonal customers that holiday portraits could be fulfilled up to and including Christmas Eve.

The increase in depreciation and amortization is principally attributable to the Company’s digital conversion completed in the third quarter of 2005.

Fiscal 2005 Results

The Company also reported net income for the fiscal year ended February 4, 2006 of $6.4 million, or $0.81 per diluted share, compared to a net loss of $18.5 million, or $2.35 per diluted share for the 2004 fiscal year ended February 5, 2005. As reflected in the attachments to this release, the overall results for fiscal 2004 were significantly negatively impacted by the recording of other charges and impairments, including the impairment of a preferred security interest, and net losses from discontinued operations. The overall results for fiscal 2005 were also negatively impacted by other charges and impairments but to a much lesser extent than 2004.

Net sales for 2005 increased $10.1 million or 3.6% to $292.0 million from the $281.9 million recorded in 2004. The full year 2005 sales performance was the result of a 23% increase in average sale per customer sitting partially offset by a 16% decline in sittings. Fiscal year 2005 includes approximately $2.0 million in sales related to new studios opened throughout fiscal 2005, the majority of which were opened between mid-July and the end of October.

In 2005, the Company recorded income from continuing operations of $12.0 million compared to a loss from continuing operations in 2004 of $6.5 million. Operating results for fiscal 2004 were significantly impacted by the recording of other charges and impairments totaling $15.7 million compared to $2.8 million of such charges in fiscal 2005.

The $18.5 million increase in operating earnings between 2005 and 2004 resulted principally from a $10.1 million increase in sales, a $1.8 million decrease in cost of sales and a $12.9 million decrease in other charges and impairments partially offset by a $2.7 million increase in selling, general and administrative expenses and a $3.6 million increase in depreciation and amortization.

The decrease in cost of sales between 2004 and 2005, despite increased sales, is generally attributable to the same factors discussed in the previous section of this release relating to the fourth quarter. The increase in selling, general and administrative expenses is principally the result of increases in studio employment costs ($4.5 million), sales commissions paid to Sears resulting from increased sales ($1.4 million), incentive compensation accruals ($835,000) and increased amortization expenses related to periodic vesting of previously-granted restricted stock awards ($796,000). These increases were partially offset by decreases in advertising costs ($902,000), employee medical insurance costs ($1.3 million), professional service costs ($630,000), lower corporate and non-studio employment costs ($1.1 million), lower supplemental executive retirement costs ($430,000) and net decreases in various other expense categories resulting from the Company’s ongoing cost containment efforts.

Capital Expenditure Update

At the beginning of fiscal 2005, the Company estimated that capital spending in 2005 could reach a level approximating $27 million depending significantly on how many new studios were opened during the year. As a result of the reduction in the number of planned new studios announced in the second quarter coupled with the accelerated completion and under-budget execution of the Company’s U.S. digital conversion, total capital spending for 2005 amounted to $20.2 million.

With the U.S. digital conversion completed and new studio openings not likely to be significant, the Company’s capital spending needs are currently expected not to exceed $5.0 million for fiscal 2006.

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The Company will host a conference call and audio webcast Friday, March 31, at 10:00 a.m. central time to discuss the financial results and provide a Company update. To participate on the call, please dial 888-260-4537 or 706-634-1012 at least 5 minutes before start time.

The webcast can be accessed on the Company’s own site at www.cpicorp.com as well as www.earnings.com. To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above web sites as well as by dialing 706-645-9291 or 800-642-1687 and providing confirmation code 7370917. The replay will be available through April 7 by phone and for 30 days on the Internet.

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CPI is a portrait photography company offering photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. The Company also operates searsphotos.com, the vehicle for the Company's customers to archive, share portraits via email and order additional portraits and products.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. We try to identify forward-looking statements by using words such as “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend,” and similar expressions. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: customer demand for our products and services, the Company’s ability to obtain financing when needed under reasonable terms, the overall level of economic activity in our major markets, competitors' actions, manufacturing interruptions, dependence on certain suppliers, changes in our relationship with Sears and the condition and strategic planning of Sears and the impact of the Kmart/Sears merger, fluctuations in operating results, the ultimate impact of the Prints Plus bankruptcy, the attraction and retention of qualified personnel, unforeseen difficulties arising from installation and operation of new equipment in our portrait studios, the Company’s conversion to a full digital format, future cash balances sufficient to meet our operating needs, compliance with debt covenants and other risks as may be described in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended February 5, 2005. The Company does not undertake any obligation to update any of these forward-looking statements.
Tables to follow…

CPI CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	12 Weeks	Vs	12 Weeks	52 Weeks	Vs	52 Weeks
	Feb. 04, 2006		Feb. 05, 2005	Feb. 04, 2006		Feb. 05, 2005
Net sales	$102,985		$99,498	$291,984		$281,865

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	9,952		11,961	35,129		36,899
Selling, general and administrative expenses	63,553		61,844	222,094		219,381
Depreciation and amortization	4,695		3,944	19,952		16,377
Other charges and impairments	388		467	2,767		15,679
	78,588		78,216	279,942		288,336

Income (loss) from continuing operations	24,397		21,282	12,042		(6,471)

Interest expense	380		449	1,680		2,180

Interest income	286		326	697		1,226

Loss from extinguishment of debt	529		-	529		-

Impairment and related obligations of
preferred security interest	-		145	-		9,789

Other income, net	19		54	247		263

Income(loss) from continuing operations before
income tax expense (benefit)	23,793		21,068	10,777		(16,951)

Income tax expense (benefit)	9,232		8,223	4,388		(2,189)

Net income (loss) from continuing operations	14,561		12,845	6,389		(14,762)

Net loss from discontinued operations,
net of income tax benefit	-		(3)	-		(3,746)

Net income (loss)	$14,561		$12,842	$6,389		$(18,508)

Net income (loss) per common share - diluted
From continuing operations	$1.84		$1.65	$0.81		$(1.87)
From discontinued operations	-		(0.00)	-		(0.48)
Net income (loss) - diluted	$1.84		$1.65	$0.81		$(2.35)

Net income (loss) per common share - basic
From continuing operations	$1.85		$1.66	$0.81		$(1.87)
From discontinued operations	-		(0.00)	-		(0.48)
Net income (loss) - basic	$1.85		$1.66	$0.81		$(2.35)

Weighted average number of common and
common equivalent shares outstanding:
Diluted	7,905		7,797	7,881		7,888

Basic	7,880		7,759	7,854		7,888

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)

	12 Weeks	Vs.	12 Weeks	52 Weeks	Vs.	52 Weeks
	Feb. 04, 2006		Feb. 05, 2005	Feb. 04, 2006		Feb. 05, 2005
Capital expenditures	$400		$2,189	$20,235		$15,401

EBITDA is calculated as follows:
Net (loss) from continuing operations	14,561		12,845	6,389		(14,762)
Income tax (benefit) expense	9,232		8,223	4,388		(2,189)
Interest expense/loss from debt extinguishment	909		449	2,209		2,180
Depreciation and amortization	4,695		3,944	19,952		16,377
Other non-cash charges	133		92	507		6,445

EBITDA (1) & (5)	$29,530		$25,553	$33,445		$8,051

Adjusted EBITDA (2)	$29,918		$26,429	$36,212		$27,567

EBITDA margin (3)	28.67%		25.68%	11.45%		2.86%

Adjusted EBITDA margin (4)	29.05%		26.56%	12.40%		9.78%

(1) EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges.  EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness.  EBITDA is unaffected by tthe debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered  an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled  measures for  other companies.

(2) Adjusted EBITDA is calculated as follows:

EBITDA	$29,530		$25,553	$33,445		$8,051
EBITDA adjustments:
Accruals related to accelerated vesting of supplemental
retirement plan benefits and guaranteed bonuses for 2004	-		73	-		3,656
Impairment charges	148		-	567		983
Reserves for severance and related costs	240		248	1,405		3,430
Executive retirements/repositioning	-		-	1,171		-
Consent solicitation costs	-		-	-		816
Contract terminations and settlements	-		410	(376)		842
Accruals for remaining lease obligations	-		-	-		-
Impairment reserve and related obligations of preferred security interest	-		145	-		9,789

Adjusted EBITDA	$29,918		$26,429	$36,212		$27,567

(3) EBITDA margin represents EBITDA, as defined in (2), stated as a percentage of sales.
(4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.
(5) As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	12 Weeks	Vs.	12 Weeks	52 Weeks	Vs.	52 Weeks
	Feb. 04, 2006		Feb. 05, 2005	Feb. 04, 2006		Feb. 05, 2005
EBITDA	$29,530		$25,553	$33,445		$8,051
Income tax benefit (expense)	(9,232)		(8,223)	(4,388)		2,189
Interest expense	(909)		(449)	(2,209)		(2,180)
Adjustments for items not requiring cash:
Deferred income taxes	4,130		(5,020)	904		(6,811)
Deferred revenues and related costs	(6,860)		(10,314)	(3,856)		(2,899)
Impairment reserve and related obligations of preferred security interest	145		145	628		9,789
Other, net	1,966		(109)	3,767		4,310
Decrease (increase) in current assets	11,807		16,338	2,145		338
Increase (decrease) in current liabilities	(10,658)		(5,844)	(10,130)		(1,348)
Increase (decrease) in current income taxes	(533)		14,136	(1,609)		5,038

Cash flows from continuing operations	$19,386		$26,213	$18,697		$16,477

CPI CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
FEBRUARY 04, 2006 AND FEBRUARY 05, 2005
(In thousands)

	FEBRUARY 04,	FEBRUARY 05,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$35,269	$40,037
Other current assets	34,360	32,831
Net property and equipment	41,282	41,658
Other assets	12,750	20,574

Total assets	$123,661	$135,100

Liabilities and stockholders' equity:

Current liabilities	$58,264	$71,761
Long-term obligations	15,747	17,050
Other liabilities	23,540	23,403
Stockholders' equity	26,110	22,886

Total liabilities and stockholders' equity	$123,661	$135,100